NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 5, 2007, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on October 26, 2007 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Bausch & Lomb Incorporated and WP Prism LLC, a Delaware limited liability company, and WP Prism Merger Sub Inc., a corporation and a wholly owned subsidiary of WP Prism became effective at the close of business on October 26, 2007. Each share of Common Stock of Bausch & Lomb Incorporated was converted into $65.00 in cash per share. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended at the close of trading on October 26, 2007.